Exhibit 10.7

PRIVATE PLACEMENT AGREEMENT

between

1.	Jumia Technologies AG [former name: Africa Internet Holding GmbH]

with its seat in Berlin, Germany, registered with the commercial register at the local court of Charlottenburg (Amtsgericht Charlottenburg), Germany, under no. HRB 203542, having its business address at Charlottenstrasse 4, 10969 Berlin,

- “Company” -

2.	Mastercard Europe SA

with its seat in Waterloo, Belgium, registered with the Belgian trade register under no. 0448.038.446, having its business address at Chaussee de Tervuren 198A, Waterloo, B-1410 Belgium,

- “New Investor” -

- the Company and the New Investor together the “Parties” and each a “Party” -

Private Placement Agreement

Index of Defined Terms

Agreement	4

Closing	5

Commercial Agreement	4

Company	1

Defined Terms	4

FCPA	7

Investment	4

IPO	4

IPO Price	4

IT Assets	8

Jumia	3

Lock-Up Agreement	10

MAPPL	3

Mastercard Group	4

Maximum Price	4

Money Laundering Laws	7

New Investor	1

OECD Convention	7

OFAC	7

Parties	1

Party	1

Personal Data	8

Qualified IPO	5

Registration Statement	5

Sale Shares	5

Sanctions	7

SEC	6

Securities Act	4

UK Bribery Act	7

Underwriters	5

Underwriting Agreement	5

I.General

§ 1

Preamble

1.1

The Company (together with its consolidated subsidiaries, “Jumia”) is a stock corporation under German law with its registered office in Berlin, registered with the commercial register of the local court of Charlottenburg under HRB 203542 B. The Company focuses on operating a pan-African e-commerce platform.

1.2	The registered share capital of the Company currently amounts to EUR 100,050,976.00 and is divided into 100,050,976 no-par value bearer shares (auf den Inhaber lautende Stückaktien).

1.3

On the date hereof, the Company and MastercardAsia/Pacific Pte Ltd., an affiliated company of the New Investor (“MAPPL ”, and together with its affiliates (for the avoidance of doubt, including the New Investor) as this term is defined in Rule 501(b) of the Regulation D under the United States Securities Act of 1922, as amended (“Securities Act”) (“Mastercard Group””)) entered into a commercial agreement (the “Commercial Agreement”).

1.4	The Company is preparing for a public offering of shares, ADS or other instruments of the Company (“IPO”).

1.5

New Investor intends to provide the Company with further capital against shares in the Company (“Investment”). To determine the terms and conditions of the Investment, the Parties wish to enter into this present agreement including the annexes hereto (“Agreement”).

Private Placement Agreement

§ 2

Interpretation and Definitions

2.1	In this Agreement defined terms (“Defined Terms”) shall have the meaning ascribed to them in the relevant definition.

2.2

Unless the context or the express provisions of this Agreement require otherwise, headings and subheadings of the paragraphs and/or provisions contained herein are for convenience and reference purposes only and shall not have any effect on the meaning or construction of any of the provisions hereof.

§ 3

Effectiveness, Conditions

This Agreement shall become effective on the date hereof, subject to the conditions precedent set forth in II.§ 9.

II.

Private Placement

§ 4

Sale and Purchase of Sale Shares

4.1

Subject to the terms and conditions of this Agreement, New Investor agrees to purchase from the Company, and the Company agrees to sell and issue to New Investor, the Sale Shares at the IPO Price. “IPO Price” shall mean a price per share in the Company with the nominal amount of EUR 1.00, equal to the per share initial public offering price (before underwriting discounts and expenses) in the Qualified IPO as translated from U.S. dollars into euros using the latest exchange rate determined by the European Central Bank before approval of the IPO Price by the IPO Committee of the Company’s Supervisory Board, provided that the IPO Price shall in no event exceed the Maximum Price. “Maximum Price” shall mean a price per share in the Company with the nominal amount of EUR 1.00, equal to EUR 14.74. “Sale Shares” shall mean the number of shares in the Company with the nominal amount of EUR 1.00, equal to EUR 50,000,000 divided by the IPO Price, rounded up the nearest whole share. “Qualified IPO” shall mean the issuance and sale of shares, ADS or other instruments of the Company, pursuant to an underwriting agreement to be entered into by and among the Company and certain underwriters (“Underwriters”), in connection with the Company’s initial public offering pursuant to the Company’s registration statement on form F-1 (file no. 333-230207) (“Registration Statement”) and/or any related registration statements (“Underwriting Agreement”).

4.2

The purchase and sale of the Sale Shares (“Closing”) shall take place at the location of, and at the time immediately following, the closing of the Qualified IPO as set forth in detail in Annex 4.2. At the Closing, New Investor shall make payment of the purchase price of the Sale Shares by wire transfer in immediately available funds against delivery to the New Investor of the Sale Shares onto the following account of the Company (statement of use: “Sale Shares”) or any other account of the Company that the Company has notified to New Investor before the day of the Closing:

Account holder: Jumia Technologies AG

Bank: Deutsche Bank AG

IBAN: DE55 10070024 0726 789100

BIC: DEUTDEDBBER

Private Placement Agreement

§ 5

Company Warranties

The Company hereby warrants towards New Investor in the form of independent warranties (section 311 para. 1 of the German Civil Code (BGB)) that at the date hereof and, unless expressly provided for otherwise, as of the date of the Closing:

5.1

the Company is duly authorized to execute this Agreement and has full power and authority to execute and perform its obligations under this Agreement without the necessity of any act or consent of any other person whatsoever;

5.2	this Agreement when executed by the Parties constitutes valid and binding obligations of the Company, enforceable in accordance with its terms;

5.3

the Company warrants that (i) it has been duly incorporated in accordance with applicable laws and is lawfully in existence; (ii) the statements in § 1.2 in relation to the Company are complete and correct as of the date of this Agreement; and (iii) all shares in the Company have been validly issued and are fully paid up;

5.4

the Sale Shares being purchased by New Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under applicable United States federal and state securities laws;

5.5	the Company is not in violation or default of any provision of its articles of association;

5.6

Jumia is not in violation or default in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any United States federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Jumia or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Jumia, its business or operations or any of its assets or properties;

5.7

the Registration Statement, and any amendment thereto, including any information deemed to be included therein pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) promulgated under the Securities Act, complied (or, in the case of amendments filed after the date of this Agreement, will comply) as of its filing date in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and did not (or, in the case of amendments filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date it is declared effective by the SEC, the Registration Statement, as so amended, and any related registration statements, will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any preliminary prospectus included in the Registration Statement or any amendment thereto, any free writing prospectus related to the Registration Statement and any final prospectus related to the Registration Statement filed pursuant to Rule 424 promulgated under the Securities Act, in each case as of its date, will comply in all material respects with the requirements of the Securities Act and the rules and

Private Placement Agreement

regulations promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

5.8

the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Sale Shares contemplated by this Agreement, save for any fees payable to Goldman Sachs and Lazard;

5.9

No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its or their behalf with respect to any Sale Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Sale Shares to New Investor under this Agreement requiring registration under the Securities Act or applicable state securities laws; and the Company is a “foreign issuer” (as defined in Regulation S);

5.10

assuming the accuracy of the representations, warranties and covenants of New Investor set forth in § 6 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Sale Shares by the Company to the New Investor under this Agreement;

5.11

neither Jumia nor any of its directors or officers, or any controlled affiliate, or employee or, to the best knowledge of the Company, any agent has (a) used any corporate funds for any unlawful contribution, gift, entertainment or unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) attempted to pay or paid any bribe, pay-off, influence payment or other unlawful payment or (d) made any payment of funds of Jumia or any subsidiary or received or retained any funds in violation of any anti-corruption law, rule, statute or regulation in all relevant jurisdictions (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”) and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”)), in each case as applicable to them;

5.12

the operations of Jumia have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering and proceeds of crime statutes of all jurisdictions, any rules and regulations under any such statutes and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental authority, including the United States Currency and Foreign Transactions Reporting Act of 1970, as amended (collectively, the “Money Laundering Laws”), in each case as applicable according to the relevant location of the operations of Jumia;

5.13

neither Jumia nor any of its directors or officers, or, to the best knowledge of the Company, any controlled affiliate, agent or employee is (a) currently subject to any sanctions administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or any similar sanctions or measures imposed by Her Majesty’s Treasury, the European Union or the United Nations (collectively, the “Sanctions”) or has taken any action resulting in a violation by such person of any Sanctions, in all cases as far as they do not result or have not resulted in a violation of or conflict with Section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung), or a similar applicable anti-boycott statute or (b) located within, or doing business or operating from, a country or territory subject to a general embargo administered by OFAC or any Sanctions or measures imposed by Her Majesty’s Treasury, the European Union or the United Nations;

5.14

Jumia complies with all applicable data protection laws, guidelines and industry standards and has established the procedures necessary to ensure continued compliance, except where any failure to comply and/or to maintain procedures would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on Jumia, taken as a whole. Neither the Jumia nor, to Jumia’s best

Private Placement Agreement

knowledge, any of its subsidiaries has received any notice or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that Jumia or any of its subsidiaries has not complied with applicable data protection laws, guidelines and industry standards, except where any failure to comply would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on Jumia. No individual has claimed and, so far as Jumia is aware, no grounds exist for an individual to claim, compensation from Jumia for breaches of applicable data protection laws or for loss or unauthorized disclosure of Personal Data, except where any such claim would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on Jumia, taken as a whole. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, passport number, credit card number, bank information, or customer or account number, and (ii) any other piece of information that allows the identification of such natural person;

5.15

the information technology systems, equipment and software used by Jumia in their respective businesses, including those used to process online order and payment services, (“IT Assets”) (i) operate and perform in accordance with relevant specifications and otherwise as required by Jumia’s businesses as currently conducted and (ii) have not malfunctioned or failed at any time during the period covered by the financial statements included in the Registration Statement, except, in each case of (i) and (ii) above, as non-compliance with this representation would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on Jumia. To Jumia’s best knowledge, there has been no security breach, attack or other compromise as a result of which any person has gained unauthorized access to any IT Asset in a manner that would have or be reasonably expected to have a material adverse effect Jumia and its subsidiaries, taken as a whole;

5.16

Jumia and its subsidiaries have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets. Since the end of Jumia’s most recent audited fiscal year, there has been (i) no material weakness in Jumia’s internal control over financial reporting (whether or not remediated) and (ii) no change in Jumia’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Jumia’s internal control over financial reporting;

5.17

no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Jumia with respect to the representations and warranties listed in Clauses §§ 5.10 - 5.15 is pending or, to the best knowledge of Jumia, threatened.

§ 6

New Investor Warranties

New Investor hereby warrants towards the Company in the form of independent warranties (section 311 para. 1 of the German Civil Code (BGB)) that at the date hereof and, unless expressly provided for otherwise, as of the date of the Closing:

6.1

New Investor is duly authorized to execute this Agreement and has full power and authority to execute and perform its obligations under this Agreement without the necessity of any act or consent of any other person whatsoever;

6.2	this Agreement when executed by it, constitutes valid and binding obligations of New Investor, enforceable in accordance with its terms;

6.3

neither the execution of this Agreement nor the performance of any of the obligations hereunder violate or conflict with (i) any of the terms of the articles of association or other organizational provisions (like shareholders’ or investment agreements or rules for the management board) of New Investor or (ii) any agreement, undertaking, obligation, order, judgment, law or decree by which New Investor is bound;

Private Placement Agreement

6.4

the Sale Shares to be received by the New Investor will be acquired for investment for the New Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the New Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except as permitted by applicable federal or state securities laws. New Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Sale Shares;

6.5

New Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Sale Shares. New Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Sale Shares and the business, properties, prospects and financial condition of the Company;

6.6

New Investor is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable evaluating the merits and risks of the investment in the Sale Shares. New Investor has not been organized for the purpose of acquiring the Sale Shares;

6.7

New Investor was not identified or contacted through the marketing of the IPO. New Investor did not contact the Company as a result of any general solicitation or directed selling efforts. The purchase of the Sale Shares by the New Investor was not solicited by or through anyone other than the Company;

6.8

New Investor has been advised and acknowledges that in issuing Sale Shares to the New Investor pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. New Investor is acquiring the Sale Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S;

6.9

New Investor has not engaged any brokers, finders or agents, and neither the Company nor the New Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the New Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement;

6.10

New Investor understands that the Sale Shares may be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. New Investor is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act;

6.11

New Investor will not sell or otherwise transfer or dispose of the Sale Shares, other than to donees, partners or affiliates of the New Investor who agree to be similarly bound, for up to 180 days following the effective date of the Company’s initial public offering. The provisions of this § 6.10 shall not apply to any sale of the Sale Shares permitted under the Lock-Up Agreement (as defined below) pursuant to an underwriting agreement or to Sale Shares acquired in market purchases (subject to § 6.11 following the Company’s initial public offering, unless otherwise required by the Underwriters. New Investor has executed and delivered or will execute and deliver to the Underwriters the lock-up agreement substantially in the same form as provided by the Company’s existing shareholders (“Lock-Up Agreement”). The Lock-Up Agreement is or will be in full force and effect, and following the consummation of the transactions contemplated by this Agreement will remain in full force and effect, including with respect to the Sale Shares;

6.12

Until 6 months following the closing of the IPO, unless approved in advance in writing by the Company, neither the New Investor nor any of the direct and indirect subsidiaries of the New Investor, nor any officer of the New Investor acting on behalf of or in concert with the New Investor, will acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of the Company or any of its subsidiaries, or rights or options to

Private Placement Agreement

acquire interests in any of the Company’s loans, debt securities, equity securities, or assets, other than (i) equity securities acquired from the Company in exchange for equity securities of the Company currently held by the New Investor, any of the direct and indirect subsidiaries of the New Investor or any of such officers and (ii) the acquisition of the Sale Shares as contemplated by this Agreement.

§ 7

Merger Control

The Parties concur that the consummation of this Agreement is not subject to any filing requirements by any relevant and competent competition authority.

§ 8

Company’s Undertakings

The Company undertakes and agrees with the New Investor as follows:

8.1

the Company shall not, (i) contribute or otherwise make available all or any part of the proceeds of the sale of the Sale Shares or the proceeds raised with the IPO, directly or indirectly, to, or for the benefit of, any individual or entity (whether or not related to any member of Jumia) for the purpose of financing the activities or business of, other transactions with, or investments in, any individual or entity that is the target of Sanctions or located, organised or resident in a country or territory that is the subject of Sanctions; (ii) engage in any transaction, activity or conduct that would violate applicable Sanctions or rules and regulations of the FCPA, the UK Bribery Act and the OECD Convention, all other applicable anti-bribery and anti-corruption laws and Money Laundering Laws; or (iii) engage in any transaction, activity or conduct that would cause the New Investor or any of their affiliates to be in breach of any Sanctions.

8.2

Prior to publication of any disclosure about the Mastercard Group, the Agreement and the Commercial Agreement or any other mentioning of Mastercard Group in the Registration Statement in any form, any free writing prospectus related to the Registration Statement, any final prospectus, any supplement or amendment to the prospectus and any other marketing material prepared in connection with the IPO, the Company shall solicit, and shall use best efforts to ensure that all other parties acting on its behalf in connection with the Qualified IPO (including, for the avoidance of doubt, the Underwriters) solicit, to the extent reasonably practicable, the New Investor’s consent with regard to such publication.

§ 9

Conditions to the New Investor’s Obligations

9.1	The obligations of the Company and New Investor under § 4.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

9.1.1

prior to the purchase of the Sale Shares by New Investor hereunder, the Underwriters shall have purchased the Firm Shares (as defined in the Underwriting Agreement) pursuant to the Registration Statement and the Underwriting Agreement;

9.1.2	the Company’s existing shareholders shall have resolved upon a capital increase and/or an authorized capital that permits the Company to issue the Sale Shares to New Investor;

9.1.3

during the period from the date of this Agreement to immediately prior to the Closing, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing; and

Private Placement Agreement

9.1.4	the Commercial Agreement has been duly and validly executed by the Company and the MAPPL and has not been revoked, unless MAPPL has revoked the Commercial Agreement.

9.2	The New Investor may waive any of the foregoing conditions in its sole discretion.

III.

Miscellaneous

§ 10

Termination, Private Investment

This Agreement shall terminate (i) at any time upon the written consent of both the Company and the New Investor, (ii) upon the withdrawal by the Company of the Registration Statement, or (iii) on 31  May 2019 if the Closing has not occurred.

§ 11

Confidentiality

11.1

The Parties shall treat all information regarding this Agreement and the Company, including, without limitation, the existence of this Agreement and any related agreements, the parties to this Agreement and any related agreements and any information relating to or of any Party which any other Party may have received or obtained, or will receive or obtain, in connection with or as a result of the entering into and consummation of this Agreement, confidential. However, the Parties are entitled to disclose information:

11.1.1

to limited partners, employees, advisory bodies or advisors of each Party and the commercial banks or other financial institutions who themselves are subject to a comparable confidentiality obligation;

11.1.2	to future investors who wish to acquire a direct or indirect participation in the Company, if they sign a corresponding declaration of confidentiality;

11.1.3

to any third party, including investment banks, in connection with a (planned) IPO or financing measures of the Company, provided that such advisors have signed respective customary confidentiality undertakings;

11.1.4

in connection with a planned IPO, including by way of disclosure in any registration statement (including by filing this Agreement as an exhibit), prospectus or IPO-related document (e.g. early investor, analyst and road-show presentations);

11.1.5	to tax and other public authorities, to the extent stipulated by statute by a court or administrative authority; and

11.1.6	to the extent to which necessary by statutory law, regulations or stock exchange rules binding a Party or anyone controlling a Party.

11.2	The Parties are entitled to disclose information to their affiliates.

11.3

The Parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or the parties to it or the documents referred to in or entered into pursuant to this Agreement without the prior written consent of the other Parties, except as required by law, under generally accepted accounting principles or the rules of any stock exchange or governmental authority.

Private Placement Agreement

11.4

To the extent that the disclosure of information or the making of an announcement, as the case may be, is permitted under §§ 11.1.4 through 11.1.6, respectively, such disclosure or announcement shall, to the extent lawful, only be made after consultation with the other Parties and after taking into account the reasonable requirements of the other Parties as to the content of such disclosure or announcement.

§ 12

Notices

12.1

All notices, requests and other communications in connection with this Agreement shall be made in writing in English and shall be delivered personally or sent by registered letter (in each case with a copy by email to the extent that an email address has been specified below for the respective addressee(s)) to the addresses below or to such other addresses as maybe specified by any Party to the other Parties in the same manner.

12.1.1	Notices to the Company:

Jumia Technologies AG

Charlottenstraße 4

10969 Berlin, Germany

Attn: Sacha Poignonnec

Email: sacha.poignonnec@jumia.com

with copies to

Noerr LLP

Charlottenstrasse 57

10117 Berlin, Germany

Attn: Dr. Sascha Leske

Email: sascha.leske@noerr.com

Sullivan & Cromwell LLP

Neue Mainzer Strasse 52

60311 Frankfurt, Germany

Attn: Krystian Czerniecki

Email: czernieckik@sullcrom.com

12.1.2	Notices to New Investor:

Mastercard Europe SA

Chaussee de Tervuren 198A

Waterloo, B-1410 Belgium

Attn: Michael Luchinsky

Email: Michael.Luchinsky@mastercard.com

with a copy to

McDermott Will & Emery LLP

Feldbergstraße 35

60323 Frankfurt, Germany

Attn: Simon Weiss

Email: sweiss@mwe.com

Private Placement Agreement

§ 13

Assignment

Any single rights and/or single obligations defined under this Agreement or this Agreement as a whole cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties.

§ 14

Costs

Each Party shall bear its own costs for the draft and advice in connection with the conclusion of this Agreement and the measures provided for in it.

§ 15

Written Form

Alterations and additions to this Agreement must be in written form and be signed by each Party in order to be valid, any such alteration or addition shall furthermore be notarized if notarial recording is prescribed. This also applies for any alterations or amendments or any waiver of this requirement of the written form.

§ 16

Choice of Law and Legal Venue

16.1	This Agreement is subject to the substantive laws of the Federal Republic of Germany.

16.2

Any disputes of the Parties resulting out of or in connection with this Agreement shall exclusively be settled by arbitration in accordance with the rules of German Institution of Arbitration (DIS-SchO) and the supplementary rules for corporate litigation (DIS-ERGes). The arbitration tribunal shall be composed of three arbitrators. The claimant and the respondent shall each nominate one member of the tribunal. The third member of the tribunal shall be mutually appointed by the members nominated by the claimant and the respondent and shall be the chairman. The place of arbitration shall be Berlin. The arbitration proceedings shall be conducted in English.

The effects of the arbitral decision shall extend also to Parties that have been timely nominated as concerned parties (Betroffene) regardless of whether they have chosen to make use of the option to act as intervenor (Nebenintervenient) in the arbitration proceedings (section 11 DIS-ERGes). Parties that were timely nominated as concerned shareholders shall recognise the decision made in accordance with the provisions of the supplementary rules for corporate litigation (DIS-ERGes).

Each Party remains bound by this § 16.2 even after having left the Company for whatever legal reason.

In case of any litigation which would be subject to arbitration proceedings in accordance with this § 16.2 but has been put in front of ordinary courts, the Company always has to raise the objection that arbitration proceedings have been agreed between the Parties pursuant to this Agreement.

Private Placement Agreement

§ 17

Severability

17.1

In case individual provisions of this Agreement are invalid or if this Agreement contains gaps, this does not affect the validity of the remaining provisions. Such invalid provision shall be replaced and the gap shall be filled by a valid provision which corresponds to the meaning and purpose of the invalid provision and which corresponds to what would reasonably have been agreed in accordance with the sense and purpose of this Agreement if the matter had been considered from the outset.

Date, Place

Jumia Technologies AG
represented by
Name:
Position:

Date, Place

Mastercard Europe SA
represented by
Name:
Position:

Private Placement Agreement

Annex 4.2

ISSUANCE OF SHARES AND SUBSCRIPTION

§ 1

Definitions

Any Defined Terms (as defined in § 2 of the Private Placement Agreement) used in this Annex 4.2 shall have the meaning ascribed to them in the relevant definition as set forth in the Private Placement Agreement. Any terms defined in this Annex 4.2 shall have the meaning ascribed to them in the relevant definition.

§ 2

Capital Increase

2.1.

The share capital of the Company shall be increased from up to EUR [●].00 (in words: Euro [●]) against contributions in cash by up to EUR [●].00 (in words: Euro [●]) through issuance of up to [●] new no-par value bearer shares with a pro rata amount in the share capital of the Company of EUR 1.00 (in words: Euro one) per share (“New Shares”) to up to EUR [●].00 (in words: Euro [●]) (“Capital Increase”) by resolution of an extraordinary general meeting of the Company, to be held on or about 1 April 2019 (“Capital Increase Resolution”).

2.2.

The Capital Increase Resolution shall be resolved upon subject to the condition precedent (aufschiebende Bedingung) that the implementation of the capital increase for the issuance of the IPO primary tranche and the implementation of the capital increase for the issuance of shares to existing shareholders for anti-dilution purposes (“Anti-Dilution Capital Increase”), if and to the extent the Anti-Dilution Capital Increase is implemented as determined by the management board with the consent of the supervisory board or a committee formed by the supervisory board, have become effective.

2.3.

The New Shares shall bear the right to participate in the profits of the Company beginning with the first day of the business year in which the Capital Increase has been registered with the commercial register. New Investor shall exclusively be admitted to subscribe for all New Shares. The statutory subscription rights of the shareholders of the Company shall be excluded regarding the Capital Increase. The management board of the Company shall be authorized, with the consent of the supervisory board or a committee formed by the supervisory board, to determine the final number of the New Shares to be issued in the course of the Capital Increase in accordance with the detailed provisions set forth in the Private Placement Agreement.

2.4.	The New Shares shall be issued at the minimum issuance price (Ausgabebetrag) of EUR 1.00 per New Share. The issuance price has to be entirely paid in cash as set forth in § 4.

§ 3

Subscription

3.1.

Following the determination of the IPO Price, the management board of the Company shall determine, with the approval of the IPO committee of the supervisory board of the Company, the scope of implementation of the Capital Increase and the number of New Shares that is equal to the Sale Shares (“Subscription Shares”). The IPO committee of the supervisory board of the Company shall resolve on the corresponding amendment of the articles of association of the Company (“Amendment of Articles”).

3.2.

New Investor undertakes to subscribe without undue delay after the Qualified IPO for the Subscription Shares in the proper and valid form by executing the respective subscription certificate substantially in the form as attached hereto as Exhibit and delivering the original to the Company.

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Annex 4.2

§ 4

Payment

4.1.	New Investor undertakes to pay to the Company a cash contribution in the amount of the minimum issuance price of EUR 1.00 per Subscription Share (“Contribution Amount”).

4.2.

New Investor further undertakes to pay to the Company per Subscription Share an additional amount of the IPO Price less the Contribution Amount into the Company’s free capital reserves within the meaning of § 272 para. 2 no. 4 of the German Commercial Code (HGB) (“Additional Payment”).

4.3.

The Contribution Amount and the Additional Payment fall due for payment upon subscription to the Subscription Shares in accordance with § 3 and the total amount, i.e. the sum of the Contribution Amount and the Additional Payment, has to be paid onto the following special account of the Company free of interest and commission:

Account holder:	Jumia Technologies AG
Bank:	Deutsche Bank AG
IBAN:	DE55 10070024 0726 789100
BIC:	DEUTDEDBBER

The Company warrants that account stated above is not an overdraft account.

§ 5

Registration Process

5.1.	The Company shall procure that the Capital Increase and the Amendment of Articles will be filed for registration without undue delay after

a)	the Company has received from the New Investor the originals of two duly executed subscription certificates for the Subscription Shares pursuant to § 3 and

b)	the New Investor has duly paid the Contribution Amount and the Additional Payment pursuant to § 4 and

c)

the Company has received the confirmation by the bank that the payment of the Contribution Amount has been made to the special account of the Company ultimately at the unrestricted disposal of the Management Board and

d)

the Company has received the confirmation by the bank that the payment of the Additional Amount has been made to the special account of the Company ultimately at the unrestricted disposal of the Management Board.

5.2.

The Company shall – also in case any interim orders will be issued – perform all acts and make all declarations necessary for the registration of the Capital Increase and the Amendment of Articles with the commercial register of the Company.

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Exhibit

– CONVENIENCE TRANSLATION –

[1./2.] Ausfertigung / [1st/2nd] Version

An die Jumia Technologies AG mit Sitz in Berlin und Geschäftsanschrift Charlottenstraße 4 10969 Berlin, AG Charlottenburg HRB 203542 B	To Jumia Technologies AG with seat in Berlin and business address Charlottenstraße 4 10969 Berlin, Local court of Charlottenburg HRB 203542 B

Zeichnungsschein (doppelt ausgestellt)	Subscription Certificate (issued twice)

Die außerordentliche Hauptversammlung der Jumia Technologies AG, Berlin, eingetragen im Handelsregister des Amtsgerichts Charlottenburg unter HRB 203542 B (die „Gesellschaft“), hat mit Beschluss vom [1]. April 2019 die Erhöhung des Grundkapitals der Gesellschaft von bis zu EUR [●].00 um bis zu EUR [●],00 durch Ausgabe von bis zu [●] neuen, auf den Inhaber lautenden Stückaktien mit einem auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals in Höhe von EUR 1,00 gegen Bareinlagen unter Ausschluss des Bezugsrechts der Aktionäre der Gesellschaft auf bis zu EUR [●],00 beschlossen (der „Kapitalerhöhungsbeschluss“).

The extraordinary General Meeting of Jumia Technologies AG, Berlin, registered with the commercial register of the local court of Charlottenburg under HRB 203542 B (the “Company”), resolved by resolution dated [1] April 2019 to increase the share capital of the Company from up to EUR [●].00 by up to EUR [●].00 through the issuance of up to [●] new no-par value bearer shares, each of which representing a portion of the share capital of EUR 1.00, against contributions in cash under exclusion of the subscription rights of the shareholders of the Company to up to EUR [●].00 (the “Capital Increase Resolution”).

Die neuen Aktien sind ab dem 01. Januar 2019 (einschließlich) voll gewinnanteilsberechtigt und werden zum geringsten Ausgabebetrag in Höhe von EUR 1,00 je Aktie ausgegeben.	The new shares are fully entitled to profits as of (and including) 1 January 2019 and are issued at the minimum issuance price of EUR 1.00 per share.

Zur Zeichnung der neuen Aktien ist ausschließlich die Mastercard Europe SA mit Sitz in Waterloo, Belgien, eingetragen im Belgischen Handelsregister unter Nr. 0448.038.446 („Mastercard“) zugelassen.	For subscription of the new shares, exclusively Mastercard Europe SA with seat in Waterloo, Belgium, registered with the Belgian trade register under no. 0448.038.446 (“Mastercard”) is admitted.

Entsprechend der näheren Vorgaben des Beschlusses der außerordentlichen Hauptversammlung der Gesellschaft vom [1]. April 2019 hat der Vorstand der Gesellschaft durch Beschluss vom [●] mit Zustimmung des IPO-Ausschusses des Aufsichtsrats durch Beschluss vom [●]die Gesamtzahl der auszugebenden neuen Aktien auf [●] festgesetzt. Damit wird das Grundkapital der Gesellschaft von EUR [●],00 um EUR [●],00 durch Ausgabe von [●] neuen, auf den Inhaber lautenden Stückaktien gegen Bareinlagen auf EUR [●],00 erhöht.

In accordance with the more detailed provisions of the resolution of the extraordinary General Meeting of the Company held on [1] April 2019, the Management Board of the Company determined by resolution on [●], with the consent of the IPO Committee of the Supervisory Board by resolution on [●], the total number of new shares to be issued to be [●]. The share capital of the Company will thus be increased from EUR [●].00 by EUR [●].00 through the issuance of [●] new no-par value bearer shares against contributions in cash to EUR [●].00.

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Exhibit

– CONVENIENCE TRANSLATION –

Mastercard zeichnet und übernimmt hiermit	Mastercard hereby subscribes for and takes over

[●] (in Worten: [●])	[●] (in words: [●])

neue, auf den Inhaber lautende Stückaktien der Gesellschaft mit einem auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals in Höhe von EUR 1,00 und Gewinnberechtigung ab 01. Januar 2019 zum geringsten Ausgabebetrag von EUR 1,00 je Stückaktie nach Maßgabe der vorstehenden Bedingungen und zahlt auf diese Aktien den Ausgabebetrag in Höhe von EUR 1,00 je Aktie und damit den gesamten Ausgabebetrag in Höhe von insgesamt new no-par value bearer shares of the Company, each of which representing a portion of the share capital of EUR 1.00 and with profit rights starting from 1 January 2019 at the minimum issuance price of EUR 1.00 per no-par value share in accordance with the above terms and conditions and pays on these shares the issuance price of EUR 1.00 per share and thus the total issuance price of

EUR [●],00 (in Worten: Euro [●])	EUR [●].00 (in words: Euro [●])

auf das bei der [●] zins- und provisionsfrei geführte Sonderkonto der Gesellschaft mit der Bezeichnung „[Sonderkonto Kapitalerhöhung Jumia]“ ein.	to the special account of the Company at [●], free of interest and commission with the name “[Sonderkonto Kapitalerhöhung Jumia]”.

Der Ausgabebetrag in Höhe von EUR 1,00 je Aktie und damit der gesamte Ausgabebetrag der gezeichneten Aktien in Höhe von insgesamt EUR [●],00 sind mit Wertstellung zum [●]endgültig zur freien Verfügung des Vorstands an die Gesellschaft zu zahlen (Betrag der festgesetzten Einzahlungen im Sinne von § 185 Abs. 1 Satz 3 Nr. 2 AktG).

The issuance price of EUR 1.00 per share and thus the total issuance price of the subscribed shares in the amount of EUR [●].00 are to be paid on the value date of [●]to the Company ultimately at the unrestricted disposal of the Management Board (amount of the fixed contributions within the meaning of § 185 para. 1 sentence 3 no. 2 German Stock Corporation Act (Aktiengesetz, “AktG”).

Die Zeichnung wird unverbindlich, wenn die Durchführung der Kapitalerhöhung nicht bis zum Ablauf des [●]. April 2019, 24:00 Uhr mitteleuropäischer Sommerzeit (MESZ), in das Handelsregister des für die Gesellschaft zuständigen Amtsgerichts Charlottenburg eingetragen ist.

The subscription shall not be binding if the implementation of the capital increase has not been registered with the commercial register of the local court Charlottenburg, which is responsible for the Company, by the end of [●] April 2019, 24:00 hours Central European Summer Time (CEST).

Es wird klargestellt, dass außer der vorstehenden Bestimmung des Datums gemäß § 185 Abs. 1 Satz 3 Nr. 4 AktG alle sonstigen Angaben dieses Zeichnungsscheins keine Beschränkungen der Verpflichtung von Mastercard darstellen (§ 185 Abs. 2 AktG).

It is clarified that, apart from the aforementioned determination of the date pursuant to § 185 para. 1 sentence 3 no. 4 AktG, all other indications made in this subscription certificate do not constitute restrictions on Mastercard obligation (§ 185 para. 2 AktG).

Die deutsche Fassung dieses Zeichnungsscheins ist maßgeblich.	The German wording of this subscription certificate is decisive.

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Exhibit

– CONVENIENCE TRANSLATION –

Ort/place, Datum/date

Mastercard Europe SA

Name/name: [●] Funktion/function: [●]	Name/name: [●] Funktion/function: [●]

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